Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

C-Chip ends negotiation to purchase Unique Security, Inc.

MONTREAL--(BUSINESS WIRE) -- September 28, 2004 -- C-Chip Technologies Corporation (OTCBB:CCHI - FRANKFURT:CCHI) announced today that it has terminated the negotiation to purchase Unique Security, Inc., a private Montreal-based company providing security services to large institutional and corporate accounts. Following a thorough review of Unique's operations, C-Chip could not agree on the terms and conditions related to the acquisition and, as a consequence, declined to purchase Unique Security, Inc.

"Although this is somewhat of a disappointment for C-Chip, we simply could not proceed on the terms and conditions sought by the sole shareholder of Unique Security, Inc." says Stephane Solis, President & CEO of C-Chip. "This said, in the aftermath of 9/11 and looking at current world events, we continue to foresee strong growth ahead within the security service industry and our goal remains to quickly attain a leading position within this industry, both from internal growth and through acquisitions. We have already identified different potential acquisitions in the security sector and we are currently in discussions with a number of them to firm up their interest. We expect to announce positive developments shortly."

About C-Chip Technologies Corporation
 C-Chip Technologies Corporation is positioned in an emerging and rapidly growing industry that is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, on-line transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control and manage remote assets at low costs. The Company's goal is to be recognized as a leading provider of credit management solutions for financial institutions, of security solutions for insurance companies and asset management solutions for car rental companies and urban fleets.

About the C-ChipTM Technology
 The C-ChipTM is a new wireless, web-based  set of communication tools that offers business users remote access, control, and monitoring of a wide range of assets, including vehicles, office equipment and industrial machinery. It allows selective enabling, disabling and any other commands at will, from anywhere to practically anywhere in North America using the Internet. Applications for the C-ChipTM technology offers significant opportunities within the markets for credit, security and asset management solutions. Detailed information on the technology and its applications is available on our web-site at www.c-chip.com.

Contact:
C-Chip Technologies Corporation
Stephane Solis, President & CEO
514-334-2447
ssolis@c-chip.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.